                                                                    EXHIBIT 99.1


                     SECOND QUARTER 2002 EARNINGS PER SHARE
                        INCREASE 27 PERCENT TO 38 CENTS

                                       ---

                     Total Product Sales Increase 30 Percent
                        Driven by Launch of New Products

                                       ---

       Neulasta(TM) Sales Reach $110 Million in Initial Quarter of Launch

                                       ---

      Amgen Raises 2002 Earnings Per Share Guidance to Mid 20 Percent Range
                  Excluding Impact of the Immunex Acquisition

                                       ---

                ENBREL(R) 2003 Revenue Guidance Adjusted to Range
                             of $1.2 - $1.4 Billion

                                       ---

     Amgen Affirms Less than 5 Percent 2003 Dilution as a Result of Immunex
                      Acquisition on an As Adjusted Basis

                                       ---

            Aranesp(TM) Approved to Treat Chemotherapy Induced Anemia


FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif., July 24, 2002 -- Amgen (Nasdaq:AMGN) today announced that earnings per share increased 27 percent for the second quarter of 2002, to 38 cents from 30 cents for the second quarter of 2001.


Net income increased 28 percent, to $412 million from $322 million for the second quarter of 2001. Total revenue increased 27 percent to $1.2 billion in the second quarter.

Product Sales Performance and Expenses
Combined sales of NEUPOGEN(R) (Filgrastim), used to decrease the incidence of infection during many types of cancer-related chemotherapy, and Neulasta(TM) (pegfilgrastim), Amgen's new once-per-cycle product for decreasing infections, increased 39 percent, to $473 million from $340 million for NEUPOGEN alone in the second quarter of 2001. NEUPOGEN sales were $363 million for the second quarter, an increase of 7 percent over the same quarter last year. Neulasta sales totaled $110 million during its first quarter on the market. Amgen believes that sales for the filgrastim franchise were primarily driven by demand and, to a

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

SECOND QUARTER 2002 EARNINGS PER SHARE INCREASE
27 PERCENT TO 38 CENTS
Page 2

lesser extent, by customary wholesaler stocking, principally in support of the Neulasta launch.

The company also believes that worldwide demand grew in the mid 20 percent range during the quarter. For the full year 2002, Amgen expects the combined NEUPOGEN(R)/Neulasta(TM) growth rate to be in the mid-20 percent range versus the company's previous guidance of mid-teens growth.

Combined sales of EPOGEN(R) (Epoetin alfa), Amgen's anemia therapy for patients on dialysis, and Aranesp(TM) (darbepoetin alfa), its next-generation anemia treatment for patients on cancer chemotherapy, dialysis or not yet requiring dialysis, for the second quarter increased 21 percent to $626 million from $518 million for the second quarter of 2001. Aranesp sales totaled $56 million and were primarily demand driven. EPOGEN sales were $570 million for the second quarter, an increase of 10 percent over the same quarter last year. EPOGEN sales were primarily driven by demand growth in the high single digits, and to a lesser extent, by wholesaler inventory changes. For 2002, Amgen continues to expect combined sales of EPOGEN and Aranesp to grow in the low 20 percent range over combined 2001 sales.

Total product sales in the quarter were $1.1 billion, an increase of 30 percent over the same period last year. Total product sales, excluding the contribution from incremental Immunex sales, are expected to grow in the mid-20 percent range in 2002 versus previous guidance of a low 20 percent range.

"The second quarter demonstrates the strength of our core business and the opportunity to significantly grow our revenue base through the contribution of our new products," said Kevin Sharer, Chairman and CEO. "I believe Amgen is in a great position to continue to enjoy solid growth. We have a group of blockbuster products that possess long patent lives, which are well positioned in large, fast growing markets with key benefits over their competition," Sharer said.

While the Immunex acquisition was not completed during the quarter and, thus, second-quarter Immunex sales were not included in the results for Amgen, the Company announced the second quarter sales performance for the inflammation biologic ENBREL(R) (etanercept) and the anti-cancer agent NOVANTRONE(R) (mitroxantrone for injection concentrate). ENBREL sales in the second quarter were $192 million, a decrease from $217 million in the first quarter. This decrease was due to Immunex experiencing a brief period in the second quarter where ENBREL was not available to fill patient prescriptions, primarily due to variations in the production yields. NOVANTRONE sales were $19 million in the second quarter. Amgen will record the incremental sales of Immunex generated from the July 15 date


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SECOND QUARTER 2002 EARNINGS PER SHARE INCREASE
27 PERCENT TO 38 CENTS
Page 3

of closing. ENBREL sales are expected to range between $350 million and $400 million, and NOVANTRONE sales are expected to range between $35 million and $40 million for the 5 1/2 months remaining in 2002. Amgen also adjusted expectations for ENBREL in 2003 with a range of between $1.2 billion and $1.4 billion versus a previous estimate of $1.6 billion.

Because of higher than expected synergies, the company continues to estimate that the acquisition will result in less than 5 percent dilution in 2003 on an as adjusted basis.

In terms of second-quarter expenses, R&D expenses of $234 million were 12 percent higher than the second quarter of 2001. SG&A expenses of $321 million were 42 percent higher than the second quarter of 2001 as the company increased support for the launches of Aranesp(TM), Neulasta(TM) and Kineret(TM) (anakinra). For the full year 2002, Amgen's effective corporate tax rate is expected to be approximately 31 percent.

For 2002, EPS growth, excluding the impact of the acquisition of Immunex and excluding non-recurring charges, is expected to grow at a mid 20 percent rate versus previous guidance of a low 20 percent rate.

Following the acquisition of Immunex and beginning in the third quarter of 2002, in addition to reporting earnings in accordance with generally accepted accounting principles, Amgen will report earnings on an as adjusted basis.

The acquisition is expected to dilute 2002 earnings by less than 10 percent on an as adjusted basis. Amgen computes "as adjusted" earnings by making the following adjustments net of tax, related to the acquisition of Immunex to net income reported in accordance with generally accepted accounting principles:


         -Add back the one-time non-cash expense associated with writing off acquired in-process research and development, which will be incurred in the third quarter of 2002 and is currently estimated to be approximately $2.4 billion.

         -Add back on-going non-cash amortization of acquired identifiable intangible assets, principally related to ENBREL(R). This charge will be incurred over the useful life of the assets, currently estimated to be 15 years, and is currently estimated to be approximately $260 million on an annual basis.

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SECOND QUARTER 2002 EARNINGS PER SHARE INCREASE
27 PERCENT TO 38 CENTS
Page 4

         -Add back the cash compensation principally related to Immunex short-term employee retention plan. Estimated to be approximately $100 million, this cost will be substantially incurred over two years subsequent to the date of acquisition.

         -Add back other merger-related expenses directly resulting from the acquisition.

As previously announced, last week the U.S. Food and Drug Administration (FDA) approved the use of Aranesp(TM) for its second major indication -- the treatment of chemotherapy-induced anemia in patients with non-myeloid malignancies. Aranesp was developed to effectively treat anemia with less frequent dosing than the current standard of therapy.

In addition to today's announcement of second-quarter financial results, the company also announced that it will hold a Business Review Meeting on November 21, 2002 to discuss anticipated future performance.


Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent Form 10-Q. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

Furthermore, our testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of our products.

In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors.


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SECOND QUARTER 2002 EARNINGS PER SHARE INCREASE
27 PERCENT TO 38 CENTS
Page 5

Also, we may not realize all of the anticipated benefits of the merger, including synergies, cost savings, sales and growth opportunities. Furthermore, the limits on our current supply ENBREL(R) constrain ENBREL sales and our sources of supply for ENBREL are limited and dependent on third party manufacturers. Additionally, the adjustments related to the merger are based on a preliminary allocation of the purchase price and estimates of anticipated expenses, and the final determination of such allocation and expenses may differ significantly.


Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of July 24, 2002 and expressly disclaims any duty to update information contained in this press release.


Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.


CONTACT:    Amgen, Thousand Oaks
            David Kaye, 805/447-6692 (media)
            Cary Rosansky, 805/447-4634 (investors)

                                      # # #

EDITOR'S NOTE: An electronic version of this news release may be accessed via our web site at www.amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

Amgen Inc.

Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

                                                         Three Months Ended                          Six Months Ended
                                                              June 30,                                  June 30,
                                                 -----------------------------------        -------------------------------
                                                       2002                 2001                2002              2001
                                                 -------------        --------------        -------------     -------------
Revenues:
      Product sales .........................      $1,115.2                $858.9             $2,023.8            $1,657.3
      Corporate partner revenues ............          53.9                  70.3                 85.4               121.4
      Royalty  income .......................          80.0                  57.5                148.4               109.6
                                                   ---------               ------             --------            --------
                               Total revenues       1,249.1                 986.7              2,257.6             1,888.3

Operating expenses:
      Cost of sales .........................         131.9                  98.4                235.5               187.8
      Research and development ..............         233.6                 208.8                437.0               415.5
      Selling, general and administrative ...         320.5                 226.5                566.3               422.7
       (Earnings) loss of affiliates, net ...          (1.7)                  3.6                 (3.4)               (3.6)
                                                   --------                ------             --------            --------
                     Total operating expenses         684.3                 537.3              1,235.4             1,022.4

Operating income ............................         564.8                 449.4              1,022.2               865.9
Other income (expense):
      Interest and other income, net ........          45.5                  39.7                 89.2                88.8
      Interest expense, net .................         (12.7)                 (3.6)               (19.7)               (7.9)
                                                   --------                ------             --------            --------
                           Total other income          32.8                  36.1                 69.5                80.9

Income before income taxes ..................         597.6                 485.5              1,091.7               946.8

Provision for income taxes ..................         185.2                 163.6                338.4               320.0
                                                   --------                ------             --------            --------

Net income ..................................        $412.4                $321.9               $753.3              $626.8
                                                   ========                ======             ========            ========
Earnings per share:
      Basic .................................         $0.40                 $0.31                $0.72                $0.60
      Diluted ...............................         $0.38                 $0.30                $0.70                $0.58

Shares used in calculation of earnings per share:
      Basic .................................       1,038.6               1,044.8              1,041.2               1,043.0
      Diluted ...............................       1,098.8               1,085.1              1,092.4               1,085.7


Amgen Inc.

Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

                                                                                 June 30,           December 31,
                                                                                   2002                 2001
                                                                                ----------          ------------
Assets
Current assets:

      Cash and marketable securities .......................................      $5,057.8             $2,662.2
      Trade receivables, net ...............................................         553.5                497.2
      Inventories ..........................................................         387.2                355.6
      Other current assets .................................................         335.2                343.6
                                                                                   -------              -------
          Total current assets .............................................       6,333.7              3,858.6
Property, plant, and equipment, net ........................................       2,013.6              1,946.1
Other assets ...............................................................         790.3                638.4
                                                                                  --------             --------
          Total assets .....................................................      $9,137.6             $6,443.1
                                                                                  ========             ========
Liabilities and Stockholders' Equity .......................................
Current liabilities ........................................................      $1,202.2             $1,002.9
Non-current liabilities ....................................................       3,054.8                223.0
Stockholders' equity .......................................................       4,880.6              5,217.2
                                                                                  --------             --------
          Total liabilities and stockholders' equity .......................      $9,137.6             $6,443.1
                                                                                  ========             ========
Shares outstanding .........................................................       1,031.0              1,045.8